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                                                      Exhibit 10.1







April 26, 2005



Marian Durkin

Re:   Amended Offer Letter of Employment

Dear Marian:

      This letter will confirm our recent discussions leading to this offer to you for the position of Senior Vice President and General Counsel of Avista Corporation. We have agreed that your effective starting date will be a mutually agreeable date that begins prior to August 1, 2005. Your annual salary in your position as Senior Vice President and General Counsel will be $260,000, paid in 26 biweekly increments in accordance with Avista Corporation's normal payroll procedures. You will be eligible to participate in Avista Corporation's Executive annual incentive plan. For year 2005, the incentive bonus potential for your position as Senior Vice President is 60% of base salary and would be pro-rated based upon your effective start date. Actual incentive bonus payout for officers is determined based on successfully reaching the objectives identified in each annual plan. You will also be eligible to participate in Avista Corporation's Executive Performance Share Plan. As a Senior Vice President you will be awarded an annual grant of 15,500 performance shares, with a potential payout of 0% - 150% of each grant based on a 3-year performance cycle. You will also be provided with a Change in Control Contract upon your hire date that provides you with benefit protection as outlined in the contract in the event of a change in control.

      As an Avista Corporation employee, you and your eligible family members will be entitled to participate in the normal benefits package offered to all employees, including medical, vision, and dental coverage. You will also be eligible to participate in the 401(k) plan on the enrollment date that coincides with or immediately follows your employment date (20th of each month, effective the first pay close in the following month).

      As an executive of the Company, you will be enrolled in the Executive Income Continuation Plan and the Supplemental Executive Long Term Disability Plan upon completion of your signature for these plans. You will also be eligible to participate in the Supplemental


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Executive Retirement Plan, according to the eligibility set forth in the Plan document with the addition of the following provision.

      After completing five years of full-time employment service you will receive a "two for one" credit for Vesting Service for each completed year of full-time service from year six through year ten (employment service). Your five-year employment anniversary triggers commencement of the additional Vesting Service credit. There is no "two for one" credit prior to completion of your fifth year of employment or after completion of your tenth year of employment. For illustrative purposes, if you terminated your employment at your seventh employment anniversary you would have a total of nine years Vesting Service credit in the Supplemental Executive Retirement Plan. As an additional illustration, if instead you terminated your employment at your eleventh employment anniversary you would have a total of sixteen years Vesting Service credit in the Supplemental Executive Retirement Plan.

          EMPLOYMENT SERVICE                VESTING SERVICE
          ------------------                ---------------
                5 years                          5 years
                5-1/2 years                      6 years
                6 years                          7 years
                7 years                          9 years
               10 years                         15 years
               11 years                         16 years

      The Retirement Plan for Employees of Avista Corporation will be utilized in determining the benefit payable from the Supplemental Executive Retirement Plan.

      To assist with your move to Spokane, Avista will provide you with a relocation coordinator and cover the applicable reimbursable amounts of the actual costs of your relocation up to $35,000. The relocation coordinator would assist you in understanding what costs are covered under the relocation guidelines. The Company will pay for reasonable expenses for two round trips for you between Chicago and Spokane, including airfare, lodging, and meals in connection with house-hunting trips of up to seven days in duration for you and your spouse. The Company will also pay for reasonable temporary living expenses for a period of up to 90 days for food, lodging, and rental car, if necessary, upon arrival in Spokane.

      You will receive an initial bank of 15 one-leave days immediately upon employment, which can be used in accordance with Avista Corporation policy guidelines. Commencing on your employment date, your one leave will be accumulated on an accrual basis each pay period based upon years of service according to the plan provisions.

      Please note that your acceptance of this offer does not create a contract of continuing employment at Avista Corporation. Your employment with Avista Corporation is and will continue to be on an at-will basis; either you or Avista Corporation may terminate the employment relationship at any time, for any reason not expressly prohibited by law.


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      Notwithstanding the foregoing, in the event that, at any time prior to your completing two years of full-time employment with Avista Corporation, the Company chooses to relieve you from your position, other than for Cause, as defined below, or an actual Change in Control event, you will be entitled to receive the severance benefits described in the next paragraph. This entitlement will cease completely at your second year employment anniversary date. In the event of a Change in Control, your Change of Control contract takes precedent and this severance benefit is not payable.

      On any termination of your employment by Avista entitling you to severance benefits, you would be entitled to receive severance payments (less applicable withholding taxes) at a rate equal to your current base salary as then in effect, for a period of one year from the date of such termination, to be paid periodically in accordance with Avista Corporation's normal payroll policies. The company will also continue to provide you with regular company medical health benefits for the period of the first three months following termination. After this period of time you could choose to elect to participate in COBRA coverage at which time you would be responsible for paying the full monthly premium associated with the coverage you elected.

         For purposes of this offer letter, Cause shall mean (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in your personal enrichment, (ii) your conviction of a felony, (iii) any act or omission by you that constitutes material misconduct and is injurious to Avista Corporation, (iv) failure to obtain or maintain the requisite licenses and status necessary to perform in your position, or (v) continued violations by you of your obligations to Avista Corporation.

      This offer is contingent upon the company completing reference checks as supplied by you and you successfully passing our pre-employment drug testing. As a condition of employment, you will be required to sign a Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement. This letter and the Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement set forth the terms of your employment with Avista Corporation and supersede any prior representations or agreements of the company, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the CEO and Chairman of Avista Corporation and you.

      In the event of any dispute or claim relating to or arising out of our employment relationship, you and Avista Corporation agree that (i) any and all such disputes will be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Spokane County, Washington,
(ii) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) each of you and Avista Corporation will pay one half of the costs and expenses of such arbitration and each of you and Avista Corporation will separately pay your respective counsel fees and expenses. However, we agree that this arbitration provision will not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Avista Corporation's proprietary information. Therefore, Avista Corporation reserves the right to seek injunctive relief in court should it become necessary.


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       I am looking forward to you joining Avista Corporation, and I have full confidence that your background and experience will assist you in making a significant contribution to the legal and strategic direction of our Company. If you are in agreement with the general terms outlined in this letter, I ask that you sign and return the original letter to me as soon as possible.

Sincerely,

/s/ Gary G. Ely

Gary G. Ely
CEO and Chairman of the Board of Directors
Avista Corporation

Accepted by: /s/ Marian M. Durkin
             --------------------------------
             Marian M. Durkin

Dated:    5/5/05
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